Exhibit 10.1

Separation Agreement

Date:                    June 30, 2017

Employee:	Ron Wainshal

Company:	Aircastle Advisor LLC (the “Company”)

Compensation:
Mr. Wainshal shall receive his base salary pursuant to his employment agreement dated as of 7/13/2010 (the “Employment Agreement”), at the rate of $675,000 per year through 6/30/2017. As of 7/1/2017, he shall receive a base salary of $10,000 per month, less applicable withholding and deductions.

Medical Leave:
As of 7/1/2017, Mr. Wainshal will be on indefinite medical leave and shall have no authority to bind the Company and any of its affiliates. Mr. Wainshal resigned from the Board of Directors of Aircastle Limited on 6/9/2017.

Termination:	Mr. Wainshal’s employment with the Company shall terminate on 12/31/2017.

Non-compete:
Solely for purposes of Section 6(a) of the Employment Agreement, the date of termination of Mr. Wainshal’s employment shall be deemed to be on 7/1/2017, such that the post-employment restrictions on competition set forth in such section shall expire on 12/31/2017. Notwithstanding anything set forth in Section 6(a) of the Employment Agreement to the contrary, effective as of 7/1/2017, Mr. Wainshal shall be permitted to serve as a consultant to businesses and entities that are commercial jet aircraft leasing businesses having an owned portfolio of less than $1,000,000,000 in commercial aircraft; provided that any such engagement shall not involve any work by Mr. Wainshal on actual or prospective business with the Company and any of its affiliates. For the avoidance of doubt, effective as of 7/1/2017, Mr. Wainshal shall also be permitted to serve on the board of directors of any business or entity that does not compete with the Company or any of its affiliates.

The Company acknowledges and agrees that Mr. Wainshal shall not be subject to any contractual, or similar, restrictions on his post-employment activities, other than those expressly set forth in clauses (a) through (f) of Section 6 of the Employment Agreement, as modified by the immediately preceding paragraph.

Post Separation Benefits:	Mr. Wainshal shall be entitled to receive Company-paid COBRA benefits for 36 months following the date of his termination of employment (i.e., through 12/31/2020).

Cash Severance:	Mr. Wainshal shall be entitled to receive the amounts due pursuant to Sections 5 and 5(b) of the Employment Agreement, totaling $1,912,500, less applicable withholding and deductions.

Restricted Shares:
Pursuant to Section 2(a)(ii)(z) of the respective restricted share agreements, all 114,865 outstanding restricted shares of Aircastle Limited (the “Restricted Shares”) held by Mr. Wainshal shall vest in full (and the applicable restrictions on transfer shall lapse)as of 8/11/2017, subject to the section entitled “Cashless Vesting” below.

Performance Shares:
Pursuant to Section 2(a)(ii)(x) of the respective performance share unit award agreements, vesting of the outstanding performance share units of Aircastle Limited (the “Performance Shares”) held by Mr. Wainshal will be based on a termination of Mr. Wainshal’s employment by the Company without cause as of 6/30/2017, and the resulting 98,856 shares shall be delivered by the Company to Mr. Wainshal on 8/11/2017, subject to the section entitled “Cashless Vesting” below.

Trading:
Mr. Wainshal shall be free to trade any of his unrestricted shares (whether acquired on the open market or received pursuant to the grant, vesting and/or settlement of Restricted Shares or Performance Shares) of Aircastle Limited beginning when the trading window is next scheduled to open, currently 8/11/2017.

Cashless Vesting:
The Company has offered and Mr. Wainshal has elected to satisfy the federal and state tax withholding requirements in relation to the vesting and/or settlement of the Restricted Shares and Performance Shares by having the Company repurchase a portion of such vested shares at their Fair Market Value (as defined in the Amended and Restated Aircastle Limited 2014 Omnibus Incentive Plan) of such shares as of the date as of which the amount of tax to be withheld is determined. Mr. Wainshal’s withholding rate shall be at the rate of 40%.

General Release:
The provisions of this agreement and payments made hereunder are subject to the execution and delivery by Mr. Wainshal of the General Release of Claims substantially in the form attached as Exhibit A to the Employment Agreement (the “General Release”). Mr. Wainshal acknowledges and agrees that the payments and benefits provided herein, including the post-separation benefits, cash severance, and the vesting and/or settlement of the Restricted Shares and Performance Shares, are adequate and satisfactory consideration for the General Release.

Release Revocation Period:
Mr. Wainshal shall be given at least 21 days to consider the terms of the General Release (although he may sign it sooner), and Executive shall have 7 days following signature to revoke such release. The payments and benefits provided for herein, including the post-separation benefits, cash severance (other than any pay in lieu of notice), and the vesting and/or settlement of the Restricted Shares and Performance Shares, shall be subject to expiration of such revocation period without Mr. Wainshal revoking the release.

Miscellaneous:
The Company shall cooperate with Mr. Wainshal to effectuate the transfer of contact information (rolodex), personal emails and any personal effects to Mr. Wainshal. The Company will also assist Mr. Wainshal in filing disability and medical insurance claims.

Binding Agreement:
This agreement is binding and incorporates the provisions of Section 9 of the Employment Agreement but supersedes the Employment Agreement, except as expressly provided herein. Aircastle Limited is executing this agreement only in respect of its obligations herein with respect to its shares, including the Cashless Vesting.

Governing Law:
This agreement shall be governed and controlled by and in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. Venue for any action brought to enforce the terms of this agreement or for breach thereof shall lie in any court of competent jurisdiction in Stamford, Connecticut.

The Parties hereto knowingly and voluntarily executed this agreement as of the above date.

AIRCASTLE ADVISOR LLC

By name: _______________________

Title: _______________________

AIRCASTLE LIMITED

By name: _______________________

Title: _______________________

RON WAINSHAL

_______________________